Exhibit 99.1

Gulfport Energy Reports Second Quarter 2023 Financial and Operating Results

OKLAHOMA CITY (August 1, 2023) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three months ended June 30, 2023 and provided an update on its 2023 development plan and financial guidance.

Second Quarter 2023 and Recent Highlights

●	Delivered total net production of 1,039.3 MMcfe per day, above analyst consensus expectations

●	Reported $93.7 million of net income and $144.5 million of adjusted EBITDA(1), above analyst consensus expectations

●	Per unit operating costs(2) totaled $1.16 per Mcfe, below analyst consensus expectations

●	Incurred capital expenditures of $129.3 million, below analyst consensus expectations

●	Completed and turned to sales 13 gross wells, including 11 wells in the Utica and 2 wells in the SCOOP

●	Commenced drilling on Marcellus delineation test in Belmont County, Ohio and plan to turn to sales during the fourth quarter 2023

●	Completed secondary equity offering of 1.5 million shares of common stock, increasing public equity float by approximately 18%

●	Repurchased approximately 441.5 thousand shares for approximately $41.4 million at a weighted average price of $93.67 per share during second quarter 2023

●	Repurchased approximately 3.8 million shares of common stock for approximately $325.0 million(3) since the inception of the repurchase program

Updated Full Year 2023 Outlook

●	Raising full year 2023 net production guidance to 1,035 MMcfe - 1,055 MMcfe per day, an increase of 1% to 3% based upon the Company’s previously issued guidance range

●	Reducing per unit operating costs(2) to $1.16 - $1.24 per Mcfe, an improvement of approximately 4% based upon the midpoint of the Company’s previously issued guidance range

●	Revising realized natural gas liquids guidance to 35% - 40% of WTI, an update to reflect market impacts to pricing realized to date and the Company’s expectations for the remainder of the year

●	Reaffirming guidance for total base capital expenditures of $425 million - $475 million, consisting of drilling and completion expenditures of $375 million - $400 million and maintenance leasehold and land investment of $50 million - $75 million

●	Reiterating plans to allocate substantially all 2023 adjusted free cash flow(1) towards common share repurchases after discretionary acreage acquisitions

●	Planning to allocate approximately $40 million to targeted discretionary acreage acquisitions

John Reinhart, President and CEO, commented, “This was another solid quarter for Gulfport, delivering outperformance relative to analyst consensus estimates for production, per unit operating costs, adjusted EBITDA and capital expenditures. We continued to exhibit strong operational execution and realized consistent cycle time improvements on the operational planning, drilling and completions front. These efficiencies resulted in accelerated turn in line dates for all 13 gross wells brought online during the second quarter, with the 11 gross Utica wells averaging a pad turn-in-line date two weeks ahead of schedule. The team’s focus on efficiencies and continuous improvements, in addition to our base production performance, contributed to the second quarter production results and led us to positively update our full year production and per unit operating expense guidance. Subsequent to June 30, the drilling team spud Gulfport’s first Marcellus delineation pad in Belmont County, Ohio. We look forward to bringing this pad online during the fourth quarter of 2023 and further discussing this development later in the year.”

Reinhart continued, “The current natural gas environment reinforces the importance of developing our assets in an efficient and sustainable manner. Our team is focused on enhancing margins, optimizing efficiencies, and protecting the financial strength of the Company. This, in addition to the enhancement of our already attractive acreage portfolio and a robust shareholder return strategy, will further improve our strong positioning going forward. We continue to prioritize the return of capital to our shareholders through common stock repurchases, as further evidenced by the concurrent repurchase alongside the secondary equity offering in June 2023. Since initiating the program, we have reduced our outstanding common shares by over 13%(3). For the remainder of the year, we plan to continue allocating substantially all of our adjusted free cash flow to common share repurchases after accounting for discretionary acreage acquisitions. We are actively pursuing these acquisition opportunities and intend to allocate approximately $40 million from our robust 2023 adjusted free cash flow to this acreage in the form of discretionary acreage acquisitions that extend our high-quality inventory by approximately 1.5 years and provide optionality for near term development.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

2.	Includes lease operating expense, transportation, gathering, processing and compression expense and taxes other than income.

3.	As of July 27, 2023.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the second quarter of 2023:

	Quarter Ended June 30, 2023
	Gross	Net	Lateral Length
Spud
Utica	2	1.7	18,700
SCOOP	—	—	—

Drilled
Utica	7	6.3	14,800
SCOOP	1	0.9	8,500

Completed
Utica	11	10.2	12,100
SCOOP	2	1.7	8,600

Turned-to-Sales
Utica	11	10.2	14,200
SCOOP	2	1.7	8,600

Gulfport’s net daily production for the second quarter of 2023 averaged 1,039.3 MMcfe per day, primarily consisting of 769.2 MMcfe per day in the Utica and 270.1 MMcfe per day in the SCOOP. For the second quarter of 2023, Gulfport’s net daily production mix was comprised of approximately 91% natural gas, 7% natural gas liquids (“NGL”) and 2% oil and condensate.

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022
Production
Natural gas (Mcf/day)	945,910	858,481
Oil and condensate (Bbl/day)	3,533	4,678
NGL (Bbl/day)	12,036	12,093
Total (Mcfe/day)	1,039,323	959,106
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$1.85	$6.90
Impact from settled derivatives ($/Mcf)	$0.57	$(3.70)
Average price, including settled derivatives ($/Mcf)	$2.42	$3.20
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$70.30	$105.72
Impact from settled derivatives ($/Bbl)	$1.15	$(33.55)
Average price, including settled derivatives ($/Bbl)	$71.45	$72.17
NGL:
Average price without the impact of derivatives ($/Bbl)	$23.80	$49.17
Impact from settled derivatives ($/Bbl)	$2.47	$(4.73)
Average price, including settled derivatives ($/Bbl)	$26.27	$44.44
Total:
Average price without the impact of derivatives ($/Mcfe)	$2.20	$7.31
Impact from settled derivatives ($/Mcfe)	$0.56	$(3.53)
Average price, including settled derivatives ($/Mcfe)	$2.76	$3.78
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.17	$0.16
Taxes other than income ($/Mcfe)	$0.08	$0.19
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.91	$1.01
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.11	$0.12
Interest expenses ($/Mcfe)	$0.15	$0.16

Capital Investment

Capital investment was $129.3 million (on an incurred basis) for the second quarter of 2023, of which $110.6 million related to drilling and completion (“D&C”) activity and $18.7 million related to leasehold and land investment.

For the six-month period ended June 30, 2023, capital investment was $276.2 million (on an incurred basis), of which $237.7 million related to D&C activity and $38.5 million to leasehold and land investment.

Common Stock Repurchase Program

Gulfport repurchased approximately 441.5 thousand shares of common stock during the second quarter of 2023 at an average price of $93.67. As of July 27, 2023, the Company had repurchased approximately 3.8 million shares of common stock at a weighted-average share price of $85.51 since the program initiated in March 2022, totaling approximately $325.0 million in aggregate. The Company currently has approximately $75.0 million of remaining capacity under the share repurchase program.

Financial Position and Liquidity

As of June 30, 2023, Gulfport had approximately $5.3 million of cash and cash equivalents, $99.0 million of borrowings under its revolving credit facility, $74.4 million of letters of credit outstanding and $550 million of outstanding 2026 senior notes.

Gulfport’s liquidity at June 30, 2023, totaled approximately $731.9 million, comprised of the $5.3 million of cash and cash equivalents and approximately $726.6 million of available borrowing capacity under its credit facility.

Full Year 2023 Guidance

The Company is providing updated full year 2023 guidance (changes in italics) as set forth in the table below:

	Year Ending
	December 31, 2023
	Low	High
Production
Average daily gas equivalent (MMcfe/day)	1,035	1,055
% Gas	~90%

Realizations (before hedges)
Natural gas (differential to NYMEX settled price) ($/Mcf)	$(0.20)	$(0.35)
NGL (% of WTI)	35%	40%
Oil (differential to NYMEX WTI) ($/Bbl)	$(3.00)	$(4.00)

Expenses
Lease operating expense ($/Mcfe)	$0.16	$0.18
Taxes other than income ($/Mcfe)	$0.10	$0.12
Transportation, gathering, processing and compression ($/Mcfe)	$0.90	$0.94
Recurring cash general and administrative(1,2) ($/Mcfe)	$0.11	$0.13

	Total
Capital expenditures (incurred)	(in millions)
D&C	$375	$400
Maintenance leasehold and land	$50	$75
Total base capital expenditures	$425	$475

Discretionary acreage acquisitions	$40

(1)	Recurring cash G&A includes capitalization. It excludes non-cash stock compensation and expenses related to the continued administration of our prior Chapter 11 filing.

(2)	This is a non-GAAP measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Second Quarter 2023 Conference Call

Gulfport will host a teleconference and webcast to discuss its second quarter of 2023 results beginning at 9:00 a.m. ET (8:00 a.m. CT) on Wednesday, August 2, 2023.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from August 3, 2023 to August 17, 2023, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13739877.

Financial Statements and Guidance Documents

Second quarter of 2023 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, the rejection of certain midstream contracts and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2022 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information.  The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550